Exhibit 3.397

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

TRT-DCT PENCADER LLC

A DELAWARE LIMITED LIABILITY COMPANY

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of TRT-DCT Pencader LLC (the “Company”) is entered into by TRT-DCT Industrial JV I General Partnership, as the sole equity member (the “Member”), and Michelle A. Dreyer, as the Special Member (as defined below) of the Company.

The Member has previously formed the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. Sections 18-101 et seq.), as amended from time to time (the “Act”) by entering into a Limited Liability Company Agreement dated as of November 28,2006 (the “Existing Agreement”).

The Member, by execution of this Agreement, hereby amends, restates and supercedes in its entirety the Existing Agreement, and continues the Company as a limited liability company pursuant to and in accordance with the Act, and this Agreement, and the Member hereby agrees as follows:

SECTION 1.

DEFINITIONS

Capitalized words and phrases used in this Agreement have the following meanings:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Affiliate” means any Person, which directly or indirectly controls, is controlled by or is under common control with a specified Person. For purposes of this definition only, the terms “control”, “controlled,” or “controlling” with respect to a specified Person shall include, without limitation, (i) the ownership, control or power to vote ten percent (10%) or more of (x) the outstanding shares of any class of voting securities or (y) beneficial interests, of any such Person, directly or indirectly, or acting through one or more Persons, (ii) the control in any manner over the managing member(s) or the election of more than one director or trustee (or Persons exercising similar functions) of such Person, or (iii) the power to exercise, directly or indirectly, control over the management or policies of such Person.

“Agreement” or “Operating Agreement” means this Agreement of TRT-DCT Pencader LLC, as amended from time to time, which shall constitute the limited liability company agreement of the Company for all purposes of the Act. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

“Bankruptcy” shall have the meaning set forth in Section 5.2 below. Such definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Certificate” means the Certificate of Formation filed with the Secretary of State of the State of Delaware pursuant to the Act to form the Company, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Company” means the Delaware limited liability company, known as TRT-DCT Pencader LLC, formed pursuant to the Certificate and continued pursuant to this Agreement.

“Company Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Indemnified Person” means the Manager, the Independent Manager, the Member, the Special Member, any officer of the Company appointed by the Manager, and any Affiliate of the Company which performs services for the benefit of the Company, each of their respective partners, officers, directors, shareholders, members or employees and such other Persons as the Member may designate from time to time, in its sole and absolute discretion.

“Independent Manager” means a natural person who has not been, and during the continuation of his or her services as Independent Manager (i) except in the capacity as an Independent Manager of TRT-DCT Pencader LLC, is not an employee, officer, director, shareholder, partner, member, counsel or agent of any Member, the Company or any Affiliate of the Company, (ii) is not a present or former customer (except solely in its capacity as Independent Manager) of any Member, the Company or any Affiliate of the Company, or other Person who derives or is entitled to derive any of its profits or revenues or any payments (other than any fee paid to such director as compensation for such director to serve as an Independent Manager) from any Member, the Company or any Affiliate of the Company, (iii) is not (and is not affiliated with an entity that is) a present or former advisor or consultant to any Member, the Company, or any Affiliate of the Company, (iv) is not a spouse, parent, child, grandchild or sibling of, or otherwise related (by blood or by law) to, any of (i), (ii) or (iii) above, and (v) is not affiliated with a Person of which any Member, the Company, or any Affiliate of the Company is a present or former customer or supplier, provided, however, that an entity that provides independent managers as a service for a fee is not prohibited from providing one or more independent managers to the Company. In the event of the death, incapacity, resignation or removal of an Independent Manager, the Manager shall promptly appoint a replacement Independent Manager and no action requiring the consent of the Independent Manager shall be taken until a replacement Independent Manager has been appointed. In addition, no Independent Manager may be removed unless his or her successor satisfying the definition hereunder has been appointed.

“Lender” means Column Financial, Inc. together with its successors and assigns or as Affiliate or designee thereof.

“Liquidator” means the Manager or such other Person appointed by the Member acting in the capacity of liquidating trustee of the Company.

“Loan” means that certain $85,000,000 loan that the Company obtained from Lender evidenced in part by a certain Loan Agreement dated April     , 2007 by and between the Lender and the Company.

“Loan Agreement” means that certain Loan Agreement dated April     , 2007 by and between Lender and the Company.

“Loan Documents” means the Loan Agreement and all other documents and instruments evidencing, securing or in any manner relating to the Loan.

“Manager” means TRT-DCT Industrial JVI General Partnership or such other Person appointed by the Member pursuant to the terms of this Agreement, in such Person’s capacity as a manager of the Company.

“Member” means TRT-DCT Industrial JV I General Partnership or any Person who is admitted as a Member pursuant to the terms of this Agreement, in such Person’s capacity as a member of the Company; provided, however, the term “Member” shall not include the Special Member. “Members” means all such Persons; provided, however, the term “Members” shall not include the Special Member.

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other organization, whether or not a legal entity.

“Property” means real property and improvements located thereon commonly known as 405 Pencader Drive, Newark, DE owned by the Company as of the date on which the Loan is made.

“Special Member” means, upon such person’s admission to the Company as a member of the Company pursuant to Section 3.2(e), a person acting as Independent Manager, in such person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

SECTION 2.

THE COMPANY

2.1 Name.

The name of the Company is TRT-DCT Pencader LLC, and all business of the Company shall be conducted in such name or in such other name as the Manager may designate.

2.2 Purpose; Powers.

The sole purpose of the Company is to acquire, own, develop, operate, hold, finance and dispose of the Property, together with such other activities as may be necessary or advisable in connection with the ownership of the Property. So long as the Loan is outstanding, the Company shall not engage in any business, and it shall have no purpose, unrelated to the Property and shall not acquire any real property or own assets other than those related to the Property and/or otherwise in furtherance of the limited purposes of the Company.

2.3 Authorized Person; Principal Place of Business; Agent for Service of Process.

(a) The Certificate was executed and filed by Howard L. Rosenberg, an employee of Mayer, Brown, Rowe & Maw LLP, a limited liability partnership, as an authorized person of the Company. Immediately upon filing of the Certificate, Howard L. Rosenberg and any other employee of Mayer, Brown, Rowe & Maw LLP ceased to be authorized persons of the Company. Pursuant to Section 18-204 of the Act, the Manager or any Person designated by the Manager shall be authorized persons of the Company from and after the date of filing of the Certificate for purposes of executing any document (and any amendment and/or restatement thereof) required or permitted to be filed with the Secretary of State of the State of Delaware or in any jurisdiction in which the Company wishes to conduct business.

(b) The principal place of business of the Company shall be located at such place as is determined by the Manager.

(c) The registered agent for service of process on the Company in the State of Delaware shall be Corporate Service Company or any successor as appointed by the Manager in accordance with the Act. The address for the registered agent shall be:

2711 Centerville Road, Suite 400

Wilmington, DE 19808

The registered office of the Company in the State of Delaware is:

Corporate Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

The Company may maintain other offices, as determined by the Manager.

2.4 Term.

The term of the Company commenced on the date the Certificate was filed in the Office of the Secretary of State of the State of Delaware in accordance with the Act. The existence of the Company as a separate legal entity shall continue until the Certificate is cancelled in accordance with the Act.

2.5 Title to Property.

The Property owned by the Company shall be owned by the Company as an entity, and no Member shall have any ownership interest in such Property in its individual name, and each Member’s interest in the Company shall be personal property for all purposes. The Company shall hold title to the Property in the name of the Company only and not in the name of any Member.

2.6 Payments of Individual Obligations.

The Company’s credit and assets shall be used solely for the benefit of the Company, and, except in connection with the Loan, no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member or Special Member.

SECTION 3.

CAPITAL CONTRIBUTIONS AND OTHER MATTERS

3.1 Capital Contributions.

On or about the date first above written, the Member shall make an initial capital contribution in cash to the Company in the amount of $100. In consideration of its initial capital contribution, the Member has received 100% of the limited liability company interests in the Company. The Member may, but shall not be required to, make subsequent capital contributions to the Company.

3.2 Other Matters.

(a) he Member shall not receive any interest, salary or drawing with respect to its capital contribution or for services rendered on behalf of the Company or otherwise, in its capacity as a Member, except as otherwise provided in this Agreement.

(b) Except as otherwise provided in the Act, the Member and the Special Member shall not be liable for the debts or any other obligations of the Company, nor shall the Member or the Special Member be required to guarantee any debts, liabilities, contracts or obligations of the Company.

(c) The Member and the Special Member shall not be required to lend any funds to the Company, except as otherwise provided herein.

(d) The Manager shall not receive any salary or other compensation for services rendered on behalf of the Company.

(e) Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than (i) upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee, or (ii) the resignation of the Member and the admission of an additional member of the Company), each person acting as an Independent Manager pursuant to Section 6.4(b) shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Manager pursuant to Section 6.4(b), provided, however, the Special Members shall automatically cease to be members of the Company upon the admission to the Company of a substitute Member. Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member, each person acting as an Independent Manager pursuant to Section 6.4(b) shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each person acting as an Independent Manager pursuant to Section 6.4(b) shall not be a member of the Company.

SECTION 4.

PROFIT, LOSS, INCOME AND DEDUCTIONS

4.1 Determination of Profit and Loss.

The profit and loss of the Company shall be determined in accordance with the accounting methods followed for federal income tax purposes and otherwise in accordance with sound accounting principles and procedures applied in a consistent manner. An accounting shall be made for each taxable year by the accountants employed by the Company as soon as possible after the close of each such taxable year to determine the profit or loss of the Company, which shall be credited or debited, as the case may be, to the Member.

4.2 Allocation and Distribution of Profits, Losses, Income and Deductions.

One hundred percent (100%) of the profits, losses, income and deductions of the Company shall be allocated to the Member. The Manager may make distributions to the Member from time to time in its discretion, and shall make a distribution to the Member upon any written request therefor from the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Manager on behalf of the Company, shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 or Section 18-804 of the Act or any other applicable law or any Loan Document.

SECTION 5.

MEMBERS

5.1 Admission of Additional Members.

(a) Subject to the terms of the Loan Documents, the Member may admit additional members to the Company as it deems appropriate in its sole discretion. In the event the Member determines to admit additional members to the Company, such additional members shall agree to be bound by this Agreement, any of the provisions of which may be amended or modified to take into account such additional members as agreed by the Member and the additional members.

(b) Notwithstanding any other provision of this Operating Agreement or any other organizational document and any provision of law that otherwise so empowers the Company, so long as the Loan is outstanding, except as contemplated by the Loan Documents no transfer of any direct or, to the fullest extent permitted by law, indirect ownership in the Company may be made such that the transferee owns, in the aggregate with the ownership interests in the Company of transferee’s Affiliates, more than a forty-nine percent (49%) ownership interest in the Company unless such transfer is conditioned upon the delivery of an acceptable nonconsolidation opinion to the Lender and any applicable rating agency and in accordance with the terms and provisions of the Loan Documents.

5.2 Status of Members.

Notwithstanding anything to the contrary contained in Section 18-304 of the Act, no Member and no Special Member shall cease to be a member of the Company upon the happening of any of the following events (each such event referred to as “Bankruptcy”):

(1)	the Members or Special Member makes an assignment for the benefit of creditors;

(2)	the Member or Special Member files a voluntary petition in bankruptcy;

(3)	the Member or Special Member is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding;

(4)	the Member or Special Member files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulations;

(5)	the Member or Special Member files an answer or other pleading admitting or failing to contest the material allegation of a petition filed against it in any proceeding of the nature described in the preceding paragraphs;

(6)	the Member or Special Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or Special Member or of all or any substantial part of its properties; or

(7)	(i) after 120 days after the commencement of any proceeding against the Member or Special Member seeking the reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, (ii) if within 90 days after the appointment without its consent or acquiescence of a trustee, receiver or liquidator of the Member or Special Member or of all or any substantial part of its properties, the appointment is not vacated or stayed, or (iii) within 90 days after the expiration of any such stay, the appointment is not vacated.

SECTION 6.

MANAGEMENT AND INDEMNIFICATION

6.1 Actions by the Member.

The Member shall not have authority to act for or on behalf of the Company, or to bind the Company in any way, solely by virtue of being a member of the Company.

6.2 Manager.

(a) Except as otherwise specifically provided herein, the business and affairs of the Company shall be managed by the Manager. The Manager shall have full, exclusive and complete discretion, power and authority, subject in all cases to the provisions of this Operating Agreement and the requirements of applicable law, to manage, control, administer and operate the business and affairs of the Company for the purposes herein stated, to make all decisions affecting such business and affairs, to adopt such accounting rules and procedures as it deems appropriate in the conduct of the business and affairs of the Company and to do all things it deems necessary or desirable in the conduct of the business and affairs of the Company. Notwithstanding anything to the contrary contained in this Agreement, without limiting the generality of the foregoing provisions of this Section 6.2(a), it is specifically agreed that the Manager shall have authority to execute, deliver and perform the applicable Loan Documents and Permitted Subsidiaries Documents on behalf of the Company without the vote or approval of any other Person (including, without limitation, the Independent Manager). The Manager may appoint and delegate responsibilities to such officers and other agents as it deems appropriate in its sole discretion. The Manager is hereby designated as a “manager” within the meaning of Section 18-101(10) of the Act.

(b) The Manager shall be appointed by the Member and need not be a member of the Company. The Manager may be removed and replaced by the Member at any time with or without cause.

6.3 Indemnification.

To the fullest extent permitted by law, the Company shall defend, indemnify, and save harmless each Indemnified Person for all loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) incurred by reason of any demands, claims, suits, actions, or proceedings arising out of (a) the Indemnified Person’s relationship to the Company or (b) such Indemnified Person’s capacity as the Manager, the Independent Manager, the Member, the Special Member or an officer, except for such loss, liability, damage, cost, or expense as arises out of the theft, fraud, willful misconduct, or gross negligence by such Indemnified Person. To the fullest extent permitted by law, expenses incurred in defending a civil or criminal action suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, and not less often than monthly upon receipt of any undertaking by and on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company. Notwithstanding the foregoing provisions of this Section 6.3 to the contrary, such indemnification obligation of the Company shall (x) be fully subordinated to the Loan and (y) to the fullest extent permitted by law, not constitute a claim against the Company or its assets so long as the Loan is outstanding.

6.4 Independent Manager.

(a) So long as the Loan is outstanding, there shall be at least one Independent Manager of the Company. The Independent Manager is hereby designated as a “manager” within the meaning of Section 18-101(10) of the Act.

(b) The Independent Manager shall be appointed by the Member and need not be a member of the Company. The initial Independent Manager shall be Michelle A. Dreyer, who shall serve until his or her successor has been elected and qualifies. The Independent Manager may be removed and replaced by the Member at any time with or without cause; provided, however, that, so long as the Loan is outstanding, the Independent Manager may not be removed unless his or her successor has been elected and qualified.

(c) Notwithstanding any other provision of this Operating Agreement or any other organizational document and any provision of law that otherwise so empowers the Company, the Member or any other Person, so long as the Loan is outstanding, the Company shall not and no Member, Manager or other Person on behalf of the Company shall, without the prior unanimous consent of all of the Members and the Independent Manager:

(1)	file or consent to the filing of any bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to the Company or any entity in which the Company has a direct or indirect ownership interest;

(2)	file a petition with respect to the Company or any entity in which the Company has a direct or indirect ownership interest seeking, or consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy;

(3)	consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or custodian (or other similar official) of the Company or a substantial part of its property;

(4)	make any assignment for the benefit of the Company’s creditors;

(5)	admit in writing the Company’s inability to pay its debts generally as they become due or declare or effect a moratorium on the Company’s debts; or

(6)	take any action in furtherance of the foregoing.

; provided, however, that no Member may authorize any of the actions set forth in paragraphs (1) through (6) above unless there is at least one Independent Manager then serving in such capacity.

6.5 Acts Prohibited While Loan Outstanding.

So long as the Loan is outstanding, the Company shall not:

(1)	make any loans to the Manager, the Member or any Affiliate of the Member or the Company;

(2)	except as contemplated by the Loan Documents or otherwise permitted by the Lender in writing, sell, encumber (except with respect to the Lender) or otherwise transfer or dispose of any of the Property;

(3)	to the fullest extent permitted by law, dissolve, wind-up, or liquidate the Company;

(4)	merge, consolidate or acquire all or substantially all of the assets of an Affiliate of the Company or any other Person;

(5)	change the nature of the business conducted by the Company; or

(6)	except as permitted by the Lender in writing (or, after securitization of the Loan, only if the Company receives (i) confirmation from each of the applicable rating agencies that such amendment, modification or change would not result in the qualification, withdrawal or downgrade of any securities rating and (ii) permission of the Lender in writing), amend, modify or otherwise change the Certificate or this Operating Agreement.

SECTION 7.

DISSOLUTION AND WINDING UP

7.1 Dissolution Events.

(a) The Company shall be dissolved and its affairs wound up upon the happening of any of the following:

(1)	subject to Section 6.5, the decision by the Member to dissolve the Company;

(2)	the occurrence of an event that makes it unlawful for the Company’s business to be continued;

(3)	the entry by a court of competent jurisdiction of a decree of judicial dissolution with respect to the Company; or

(4)	the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act.

(b) Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than (i) upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee, or (ii) the resignation of the Member and the admission of an additional member of the Company), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company or the Member in the Company.

(c) Notwithstanding any other provision of this Operating Agreement, the Bankruptcy of the Member or a Special Member shall not cause the Member or such Special Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(d) Notwithstanding any other provision of this Operating Agreement or any other organizational document and any provision of law that otherwise so empowers the Company, each of the Member and the Special Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member or Special Member, or the occurrence of any event that causes the Member or Special Member to cease to be a member of the Company.

7.2 Winding Up.

Upon dissolution of the Company under Section 7.1, no further business shall be conducted by the Company except for the taking of such action as shall be necessary for the winding-up of the affairs of the Company and after the satisfaction of liabilities to creditors of the Company, the distribution of its assets to the Member pursuant to the provisions hereof, and thereupon the Manager shall act as the Liquidator of the Company and immediately proceed to wind up the business and affairs of the Company.

7.3 Sale of Company Assets.

Upon dissolution, the Liquidator shall sell such of the Company assets as it deems necessary or appropriate. In lieu of the sale of any or all of the Company Property, after the satisfaction of liabilities to creditors of the Company, the Liquidator may convey, distribute and assign all or any part of Company Property to the Member in such form of ownership as shall be determined by the Liquidator to be applicable to the jurisdiction where such Company Property is located. A full accounting shall be made of the accounts of the Company and of the Company’s assets, liabilities and income, from the date of the last accounting to the date of such dissolution. The profits and losses of the Company shall be determined to the date of dissolution and distributed as provided in Section 4, to the Member. In accounting for distributions of Company Property, such Company Property shall be valued at its fair value at the date of dissolution as determined in good faith by the Manager. Any difference between the valuation of Company Property and its book value shall be considered as though it represented profit or loss, and shall be allocated to the Member as provided in Section 4. Any gain or loss on disposition of Company Property shall be credited or charged to the Member in the same manner as the difference between the valuation of Company Property and its book value.

7.4 Distribution of Assets.

The Liquidator shall apply the Company assets, in the following order of priority:

(1)	first, to the payment and discharge of, or the making of reasonable provisions for, all of the Company’s debts and liabilities to Persons other than the Member, including contingent, conditional and unmatured contractual liabilities of the Company, and the expenses of dissolution and winding-up, in the order of priority as provided by law, including the establishment of a reserve fund for contingent, conditional and unmatured contractual claims as deemed necessary and reasonable by the Liquidator;

(2)	second, to the payment and discharge of, or the making of reasonable provisions for, all of the Company’s debts and liabilities to the Member; and

(3)	third, all remaining assets to the Member.

7.5 Termination.

The Company shall terminate when (i) all of the assets of the Company after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement, and (ii) the Certificate shall have been cancelled in the manner required by the Act.

SECTION 8.

SEPARATENESS PROVISIONS

So long as the Loan is outstanding, except as otherwise permitted by the Loan Documents, the Company shall at all times be a Special Purpose Entity. “Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that since the date of its formation and at all times prior to, on and after the date thereof, has complied with and shall at all times comply with the following requirements:

(a) was, is and will be formed solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into the Loan Documents, refinancing the Property in connection with a permitted repayment of the Loan or portion thereof, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(b) has not been, is not, and will not be engaged in any business unrelated to the acquisition, development, ownership, management, leasing or operation of the Property;

(c) has not had, does not have and will not have any assets other than those related to the Property and personal property necessary or incidental to its ownership and operation of the Property, or its partnership interest in a limited partnership, or the member interest in a limited liability company that owns the Property, or acts as the general partner or managing member thereof, as applicable;

(d) to the fullest extent permitted by law, has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of its partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company) or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(e) will be a limited liability company organized in the State of Delaware that has (i) at least one (1) Independent Manager and has not caused or allowed and will not cause or allow the Manager of such entity to take any action requiring the prior written consent of the Independent Manager unless the Independent Manager shall have participated in such vote and (ii) at least one (1) person designated to become a “special member” upon the occurrence of the events set forth in Section 3.2(e) hereof.

(f) will have articles of organization, a certificate of formation and/or an operating agreement, as applicable, that provides that it will not: (A) to the fullest extent permitted by law, dissolve, merge, liquidate or, consolidate; (B) sell all or substantially all of its assets or the assets of Company (as applicable); (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition without the written consent of the Lender; or (D) without the unanimous written consent of the Member and without the affirmative vote of the Member and the Independent Manager, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(j) has been, is and will maintain its intention to remain solvent and has paid and intends to continue to pay its debts and liabilities in the ordinary course (including, as applicable, shared personnel and overhead expenses) from its assets as the same have or shall become due, and has maintained, is currently maintaining and will endeavor to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(k) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(1) has maintained and will maintain its accounts, books and records separate from any other Person and has filed and will file its own tax returns, except to the extent that it has been or is required to file consolidated tax returns by applicable law;

(m) has maintained and will maintain its own records, books, resolutions and agreements;

(n) other than as provided in the Loan Documents, (i) has not commingled and will not commingle its funds or assets with those of any other Person and (ii) has not participated and will not participate in any cash management system with any other Person;

(o) has held and will hold its assets in its own name;

(p) has conducted and will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Company;

(q) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP (as defined in the Loan Agreement); provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(r) has paid and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(s) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(t) has no and will have no Indebtedness (as defined in the Loan Agreement) other than (i) the Loan, (ii) unsecured trade and operational debt incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of the Company in amounts not to exceed four percent (4%) of the Allocated Loan Amount (as defined in the Loan Agreement) applicable to the Property) which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to this Agreement;

(u) has not assumed or guaranteed or become obligated for and will not assume or guarantee or become obligated for the debts of any other Person and has not held out and will not hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;

(v) has not acquired and will not acquire obligations or securities of its partners, members or shareholders, as applicable, or any other Affiliate;

(w) has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(x) to the extent the entity uses stationary, invoices or checks, has maintained and used, now maintains and uses, and will maintain and use separate stationery, invoices and checks bearing its name. The stationery, invoices, and checks utilized by the Company or utilized to collect its funds or pay its expenses have borne and shall bear its own name and have not borne and shall not bear the name of any other entity unless such entity is clearly designated as being the Company’s agent;

(y) has not pledged and will not pledge its assets for the benefit of any other Person;

(z) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of the Company and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Company ;

(aa) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(bb) has not made and will not make loans to any Person or hold evidence of Indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(cc) has not identified and will not identify its partners, members or shareholders, as applicable, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(dd) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, or shareholders, as applicable, or Affiliates except (i) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party and (ii) in connection with this Agreement;

(ee) has not had and will not have any obligation to indemnify, and has not indemnified, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation was and is fully subordinated to the Obligations (as defined in the Loan Agreement) and, to the fullest extent permitted by law, will not constitute a claim against the Obligations in the event that cash flow in excess of the amount required to pay the Obligations is insufficient to pay such obligation;

(ff) if such entity is a corporation, it has considered and shall consider the interests of its creditors in connection with all corporate actions;

(gg) except as provided in the Loan Documents, does not and will not have any of its obligations guaranteed by any Affiliate; and

(hh) has complied and will comply with all of the terms and provisions contained in its organizational documents. The statement of facts contained in its organizational documents are true and correct and will remain true and correct.

SECTION 9.

MISCELLANEOUS

9.1 Variation of Terms.

All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular, or plural, as the identity of the Person or Persons may require.

9.2 Governing Law.

The laws of the State of Delaware (other than the choice of law provisions thereof) shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

9.3 Waiver.

Any of the terms and conditions of this Agreement may be waived in whole or in part, but only by an agreement in writing making specific reference to this Agreement and executed by the party entitled to the benefit thereof.

9.4 Binding Agreement and Successors.

This Agreement shall be binding upon and shall inure to the benefit of the Member, the Special Member, the Manager and the Independent Manager and their permitted successors and assigns.

9.5 No Third-Party Beneficiaries.

Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies.

9.6 Section Headings.

Section headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.

9.7 Interest Held for Investment.

The Member does hereby represent and warrant by the execution of this Agreement that its interest in the Company was obtained for investment purposes only and not for resale or distribution.

9.8 Securities Laws Restrictions.

The limited liability company interests in the Company have not been registered under the Securities Act of 1933, as amended, or other the securities laws of the State of Delaware or any other jurisdiction. Consequently, these interests may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of, except in accordance with the provisions of such laws and this Agreement.

9.9 Binding Effect.

Notwithstanding any other provision of this Operating Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Manager in accordance with its terms. In addition, the Independent Manager shall be an intended beneficiary of this Operating Agreement.

9.10 Severability.

Each provision of this Operating Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Operating Agreement which are valid, enforceable and legal.

IN WITNESS WHEREOF, the undersigned have executed and entered into this Agreement of the Company effective as of the day first above set forth.

MEMBER AND MANAGER:

TRT-DCT INDUSTRIAL JV I GENERAL PARTNERSHIP, as sole member

By:	TRT Industrial Fund I LLC, its partner

	By:	DCTRT Real Estate Holdco LLC, its sole member

		By:	Dividend Capital Total Realty Operating Partnership, its sole member

			By:	Dividend Capital Total Realty Trust Inc., its general partner

By:
				Name:	Troy Bloom
				Title:	Secretary

By:	DCT Industrial Fund II LLC,
its managing partner

	By:	DCT Industrial Operating Partnership LP, its sole member

		By:	DCT Industrial Trust Inc.,
its general partner

By:
		Name:	Teresa L. Corral
		Title:	Senior Vice President

SPECIAL MEMBER AND
INDEPENDENT MANAGER:

Name: Michelle A. Dreyer